Schedule 14a
                              (Rule 14a-101)

                  Information Required in Proxy Statement

                         Schedule 14A Information

        Proxy Statement Pursuant to Section 14(a) of the
Securities
                  Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[x] Definitive Additional Materials
*[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule
14a-12

Name of Registrant as Specified in Charter: DDL Electronics, Inc.

(Name of Person(s) Filing Proxy Statement, if other than
Registrant:

Payment of Filing Fee (Check the appropriate box):
[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction
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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by
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
May 12, 1995

To Our Stockholders:

          We are informed, through press releases, that you may be receiving a proxy statement from a group seeking to control DDL
Electronics, Inc. The Board of DDL asks that you stop to evaluate the statements made in any material you receive and wait for spe-

cific information the Company will provide over the next three weeks. Please do this prior to returning any proxy cards that are not white.

          DDL Electronics, Inc.'s management reported to you the Company's return to an operating profit for the quarter ended March
31, 1995. Sales are growing in the continuing operations, and we are now in a position to operate profitably on a sales base the Company can finance. This is a direct result of actions taken by your Board of Directors and Company management to eliminate over $30 million in Company debt during the past three years.

          You should ask questions and be concerned about the other group's motivation for a "takeover" at this time. We suggest that you research carefully the individuals behind the alternative proxy material you receive. We believe you will find limited electronics industry operating experience, little acquisition experience, and no direct knowledge of the markets and customers that DDL serves. Further, the potential for this group to dilute your share ownership through convertible bond exchanges at "sweetheart" exchange rates is only one of several issues you need to consider prior to returning any proxy material they may send you.

          Don't be fooled by a slick presentation from "armchair quarterbacks" -- Look at the return to a profit, increased cash flow, and $30 million debt reduction that this management and Board has achieved after starting three years ago with losses topping $20 million per year, and exhausted bank lines of credit. Support management in the completion of the strategy discussed in your quarterly report, including development of specific merger opportunities that we believe will benefit all shareholders.

          The Company asks that you vote your white proxy card for the re-election of John Coyne, President of DDL, and Rockell
Hankin, an experienced board member with over twenty-five completed mergers and acquisitions in his business career.

          Management is available to answer your questions at 503-620-1789, or alternatively, call D. F. King & Co., Inc., the proxy solicitor for DDL Electronics, Inc. at 800-290-6424. Call and we will report the correct facts to you as we are legally required to do by the Securities and Exchange Commission.




William E. Cook
Chairman and CEO